SEABOARD CORPORATION

                           9000 West 67th Street
                      Shawnee Mission, Kansas  66202


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              APRIL 24, 1995




     Notice is hereby given that the 1995 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Tara, 320 Washington Street, Newton, Massachusetts, on Monday, the 24th day of April, 1995, at 10 o'clock in the forenoon for the following purposes:

    1.   To elect four Directors of the Company.

    2. To consider and act upon the selection of KPMG Peat Marwick LLP as independent auditors of the Company.

    3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

    The close of business on Monday, March 6, 1995, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The books for the transfer of stock will not be closed.

    If you do not expect to be present personally at the Annual Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


                                  By order of the Board of Directors,



                                  MARSHALL L. TUTUN, Secretary

March 31, 1995
                           SEABOARD CORPORATION
                           9000 West 67th Street
                      Shawnee Mission, Kansas  66202

                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                              APRIL 24, 1995

                                                           March 31, 1995

    This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 24, 1995, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

    The close of business on Monday, March 6, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

    This Proxy Statement is first being sent to stockholders on or about March 31, 1995. The consolidated financial statements of the Company for the fiscal year ended December 31, 1994, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1993, are contained in the Annual Report which is mailed to stockholders herewith.

    Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein, and "for" ratification of the selection of KPMG Peat Marwick LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

    Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

                                       1

    A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.

    The remaining proposal set forth herein requires the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.

    The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.

    The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 6, 1995. A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.


                        PRINCIPAL STOCKHOLDERS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 1995. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.



          Name and Address                                Percent
          of Beneficial Owner       Amount of Stock       of Class


Seaboard Flour Corporation (1)       1,120,511.75            75.3
200 Boylston Street
Chestnut Hill, Massachusetts


Heine Securities Corporation            94,621.00             6.4
and Michael F. Price (2)
51 John F. Kennedy Parkway
Short Hills, New Jersey




(1) Mr. H. Harry Bresky, Director of the Company, his brother Otto Bresky, Jr., and sister, Marjorie B. Shifman, own and have sole voting power over 81,108 shares, 82,879 shares and 19,034 shares, respectively, of the common stock of Seaboard Flour Corporation. These individuals and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 223,404 shares, or 95.1%, of the common stock of Seaboard Flour Corporation. Such family members in addition have beneficial ownership of a total of 34,515 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of common stock of Seaboard Flour Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.

(2) Beneficial ownership by Heine Securities Corporation and Michael F. Price is based on an amended Schedule 13G that was filed with the Securities and Exchange Commission on February 8, 1995, and includes 1,550 shares of the Company owned directly or indirectly by Michael F. Price. Mr. Price is the President of Heine Securities Corporation, in which capacity he is deemed to have indirect beneficial ownership of the balance of the 94,621 shares reported herein.

                                       2

    Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1994, all reports of ownership as required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company and beneficial owners of more than ten percent of the Company's Common Stock have been timely filed.


                      ITEM 1:  ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of Directors at four. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following four persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr.
H. Harry Bresky is the father of Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990, and was reelected by the stockholders at the last annual meeting. Mr. Thomas J. Shields has served as a Director since 1992, and was reelected by the stockholders at the last annual meeting. Mr. David A. Adamsen was elected as Director and Member of Audit Committee by the Board in March 1995 to replace Mr. Robert J. McDonough who passed away in October 1994. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated.
As of January 31, 1995, the four nominees beneficially owned securities of the Company in the amounts shown:

                                                      Amount of Stock (1)
                  Principal Occupations and
                    Positions During the             Common     Percent
Name                    Past 5 Years                 Stock      of Class


H. Harry          Director and President,             5,611(2)     0.4
Bresky            Seaboard Corporation;
                  President, Treasurer and
Age 69            Director, Seaboard Flour
                  Corporation.

Joe E.            Director (since 1990) and             200        0.01
Rodrigues         Member of Audit Committee
                  (since 1992), Executive Vice
Age 58            President, Chief Financial
                  Officer and Treasurer,
                  Seaboard Corporation.

Thomas J.         Director and Member of Audit            0        0
Shields           Committee (since 1992),
                  Seaboard Corporation; President
Age 47            (since 1991), Shields & Co.,
                  Inc., investment banking firm;
                  Managing Director (1989 to 1991),
                  Bear Stearns & Co., Inc.
                  investment banking firm; Director,
                  (since 1992), Waban, Inc.,
                  warehouse merchandising company.

David A.          Director and Member of Audit            0        0
Adamsen           Committee (since 1995), Seaboard
                  Corporation; President and General
Age 43            Manager (since 1986), Penny Curtiss
                  Baking Co., bakery processing
                  plant; Vice President-Manufacturing
                  (since 1994), The Penn Traffic Co.,
                  retail and wholesale food
                  distribution company.


Beneficial ownership of all Directors and
executive officers as a group
(8 individuals)                                       8,349 (3)    0.6

                                        3



(1) The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour Corporation stock as more fully described under the Principal Stockholders section herein. Mr. H. Harry Bresky had record or beneficial ownership of 101,835 shares (43.3%) of the outstanding common stock of Seaboard Flour Corporation as of January 31, 1995.

(2) These shares exclude 5,285 shares held by Mr. H. Harry Bresky's wife, as to which Mr. Bresky disclaims any beneficial interest.

(3) In addition to the ownership of shares by the individuals shown in this table, these shares include 2,538 shares (.2 percent of class) owned by Mr. Steven J. Bresky. No other executive officer named in the Executive Compensation and Other Information section herein owns any shares.

    In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.



             COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


    The Audit Committee consists of three members: Messrs. Thomas J. Shields, David A. Adamsen and Joe E. Rodrigues, all of whom are nominees for Director listed herein. The primary function of the Audit Committee is to ensure the effectiveness of the Company's internal control structure and financial reporting process. The Company has no nominating or compensation committee.

    The Board of Directors held ten meetings in fiscal 1994, five of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held one meeting in fiscal 1994. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

    Each non-employee Director receives $5,000 quarterly and an additional $1,500 per meeting of the Audit Committee of the Board.

                                       4

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows all cash compensation paid by the Company, during the fiscal years indicated, to the Chief Executive Officer and the four other highest paid executive officers of the Company for such period in all capacities in which they have served:

                        SUMMARY COMPENSATION TABLE

                                                          |
                  Annual Compensation                     |
                ------------------------------------------|
                                                          |
                                                  Other(2)|
Name                                              Annual  |     (3)
and                             (1)               Compen- | All Other
Principal                      Salary    Bonus    sation  | Compensation
Position            Year        ($)       ($)       ($)   |     ($)
----------          -----     -------- --------   -------   ------------

H. Harry Bresky     1994      487,950   360,000    7,686        4,500
President           1993      463,666   315,000      -          7,075
(Chief Executive    1992      432,860   315,000      -          6,866
   Officer)

Joe E. Rodrigues    1994      430,646   196,100   97,186        4,500
Executive Vice      1993      402,558   185,000      -          7,075
President, Chief    1992      360,646   185,000    5,276        6,866
Financial Officer
  and Treasurer

Jack S. Miller      1994      272,985   106,000    7,686        4,500
Vice President      1993      265,477   100,000      -          7,075
                    1992      239,999   100,000    3,224        6,866

Rick J. Hoffman     1994      226,985    90,100   35,963        4,500
Vice President      1993      212,053    85,000      -          7,075
                    1992      168,903    85,000    3,800        6,866

Steven J. Bresky    1994      202,939    79,500   28,883        4,500
Vice President      1993      171,437    75,000      -          7,075
                    1992      154,961    75,000    4,762        6,865


(1) Salary includes amounts deferred at the election of the named executive officers under the Company's 401(k) retirement savings plan.

(2) Other Annual Compensation for fiscal year 1992 represents expense reimbursements made by the Company to the named executive officers. The amounts reported for fiscal year 1994 represent benefits under the Executive Retirement Plan and the Supplemental Executive Retirement Plan described herein. The amounts of these benefits for fiscal year 1994 are as follows:
(i) Executive Retirement Plan: Rodrigues $89,500, Hoffman $28,277 and S. Bresky $27,065; and (ii) Supplemental Executive Retirement Plan: H. Bresky $7,686, Rodrigues $7,686, Miller $7,686, Hoffman $7,686 and S. Bresky $1,818.

(3) All Other Compensation represents the Company contributions to the Company's 401(k) retirement savings plan on behalf of the named executive officers.

                                       5

                                 RETIREMENT PLANS


    Executive Retirement Plan. In October 1994, the Company adopted the Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") with an effective date of January 1, 1994, for a select group of officers and managers. Executive Retirement Plan participants include the Chief Executive Officer and the four other highest paid executive officers. Pursuant to the Executive Retirement Plan, beginning January 1, 1994, each participant accrues an annual benefit, payable beginning at age 62, in an amount equal to 2.5% of such participant's compensation each year. The benefit does not accrue on compensation in excess of $300,000 per year; however, such $300,000 cap may be increased annually at the discretion of the retirement committee which consists of three individuals selected by Board of Directors who are officers or managers of the Company.

     For participants age 62 and under, the benefit will be provided through the purchase annually of an annuity contract which will provide for a benefit commencing at the age 62, equal to 2.5% of such participant's annual compensation for such year subject to the cap described above. The benefits are payable for life with a ten-year certain provision. In addition, the Company pays to each participant (which amount will be withheld and paid to the appropriate taxing authorities) 100% of the income tax liability which the retirement committee estimates the participant will pay in the current year as a result of the receipt of such annuity contract. The amounts of benefits payable, including the gross up for taxes, under the Executive Retirement Plan for fiscal year 1994 as reported in the Summary Compensation Table herein, are as follows: Rodrigues $89,500, Hoffman $28,277 and S. Bresky $27,065.

    For service provided after December 31 of the year in which a partici-pant reaches age 62, the benefit is payable pursuant to an annuity payable by the Company beginning the first of the next month after the participant's retirement from the Company. The participant will accrue an annual benefit payable in the form of a single life annuity with a ten-year certain provision equal to 2.5% of the participant's annual compensation, subject to the cap discussed above, for each year of service subsequent to his 62nd
birthday after adoption of the plan.   As Mr. H. Bresky and Mr. Miller have
reached their 62nd birthday, they qualify under this section of the Executive Retirement Plan, and each has accrued for service provided during 1994 an annual benefit upon their retirement of $7,500.

     Frozen Retirement Plan. Each of the individuals named in the Summary Compensation Table is 100% vested under a certain defined benefit plan which was frozen in 1993. The amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are as follows: H. Bresky $126,554, Rodrigues $63,562, Miller $75,181, Hoffman $32,604 and S. Bresky
$33,564.  The benefits are payable for life with a ten-year certain provision.

    Supplemental Retirement Plans. In May 1994, the Company adopted the Seaboard Corporation Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") with benefits commencing on January 1, 1994, for a select group of officers and managers. The Supplemental Executive Retirement Plan provides for cash compensation in an amount equal to 3% of a participant's annual compensation in excess of $150,000 but not greater than $300,000. Additionally, the amounts paid pursuant to this plan are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Retirement Plan for fiscal year 1994 as reported in the Summary Compensation Table herein are as follows: H. Bresky $7,686, Rodrigues $7,686, Miller $7,686, Hoffman $7,686 and S. Bresky $1,818.

    In addition to the Supplemental Executive Retirement Plan, the Company has agreed to provide a supplementary pension benefit to Messrs. H. Bresky, Rodrigues and Miller. Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company.
As of January 1, 1995, Mr. Rodrigues was entitled to receive annual estimated benefits of $196,800 under this supplementary plan upon his retirement. Subsequent to his retirement, the benefit will increase annually based

                                       6

on the change in the Consumer Price Index. Messrs. H. Bresky and Miller are entitled to a supplementary annual pension for life with a ten-year certain provision in the amounts of $410,088 and $100,000 per year respectively. Under these plans, payment of benefits commences with the executive's retirement from the Company.

    None of the benefits payable under the aforementioned plans contain an offset for social security benefits.


         REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


    The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.

    The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is directly and materially performance based with a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.

    Base compensation and increases thereto for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

    Competitive salary ranges at or above the 50th percentile of comparable sized firms in the manufacturing industry. Because the industries in which Seaboard most actively operates (food and marine transportation) do not correlate precisely with any one category in the national salary surveys utilized by the Company, the compensation peer group is not the same as the peer group index in the Comparison of Five-Year Cumulative Total Return graph herein.

    The state of the economy, which includes the performance of companies in similar industries and such key economic factors as the Consumer Price Index for Urban Wage Earners ("CPI-W").

    The diversity and complexity of the Company's businesses.

    An assessment of corporate performance, which includes such measures as revenue, profitability, return on assets, return on equity, cost containment, financial risk and achievement of non-financial strategic objectives.

    An assessment of the officer's performance based on various competency factors and the tracking of individual performance objectives.

    Except for promotion, significant change in responsibility, or extraordinary performance, increases in executive compensation are generally made within a range established each year on the basis of economic factors such as increases in the CPI-W or costs of living (in 1995, 2.0 to 6%). Increases in Mr. H. Harry Bresky's compensation are usually granted at the upper end of the range. Increases in the compensation of other officers have generally been established within the range by consideration of the remaining factors outlined above, although the range may be exceeded by up to 1% in cases of superior performance. The Company does not ascribe particular weights to any of the factors in its consideration.

    As Chief Executive Officer, Mr. H. Harry Bresky's base compensation is determined by a review of the Company's progress in meeting its goals and objectives and a review of a management compensation survey prepared by an independent consulting service. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of manufacturing entities with similar revenues is comparable at about the 50th percentile to the base compensation paid to Mr. H. Harry Bresky.

    Discretionary bonuses for executive officers, including the Chief Executive Officer, are determined by the Board of Directors in accordance

                                       7

with an executive bonus plan and an annual assessment of the Company's financial performance and each officer's individual contribution to that performance. Aggregate bonuses for employees not associated with a particular operating division, which includes Messrs. H. Bresky, Rodrigues, Miller and Hoffman, are computed at 2/100ths of a percent of sales and 2% of earnings before taxes for the Company as a whole. The determination of the bonus pool for employees associated with a particular division, which includes Mr. S. Bresky, is based on a two-part formula. The first part, referred to as "the basic bonus," is computed as a ratio of sales by operating division to total corporate sales applied to the basic bonus amount as determined by the Board of Directors. The second part of the contribution, referred to as "the supplemental bonus," is based on the return on net assets employed in excess of 10% of the average assets employed by the division, subject to a maximum cap determined each year by the Board of Directors for each line of business. The allocation of the operating division bonuses is made by the division head subject to the approval of the Executive Vice President of the Company. Furthermore, no executive officer may receive a bonus greater than 100% of his base compensation.

    The foregoing report has been furnished by the Board of Directors, which at the time the report was prepared did not include Mr. Adamsen.

                             H. Harry Bresky
                             Joe E. Rodrigues
                             Thomas J. Shields


                            COMPANY PERFORMANCE

    The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.

  The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1989, and ending December 31, 1994:

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
     SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE MARKET VALUE INDEX,
       AND DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES


                                                    American Stock
                 Seaboard          Industry*        Exchange Market
                Corporation          Index            Value Index
                ___________        _________        _______________

       1994         142               154                 115
       1993         162               143                 126
       1992         161               156                 106
       1991         103               155                 105
       1990         104               108                  82


      *Industry Index: A weighted average by market capitalization of the Dow Jones Food and Marine Transportation Industry Indices.

    The total cumulative return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

                                       8

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Board of Directors has no compensation committee. Messrs. H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.

    The Company engages in shipping operations whereby through wholly owned subsidiaries the Company and Seaboard Flour Corporation provide certain services relating to these operations. Mr. H. Bresky is the President, Treasurer, Director and principal stockholder of Seaboard Flour Corporation. During fiscal year 1994, Carlos Shipping Limited, a wholly owned subsidiary of Seaboard Flour Corporation, paid the Company $100,000 for ship management fees. The Company paid Carlos Shipping Limited $3,142,555 for time and voyage charter fees related to the vessel, MV African Azalea.

    During the Company's fiscal year ended December 31, 1994, the Company and Carlos Shipping Limited were indebted to each other in varying amounts for expenses primarily related to chartering and management services. The largest net amount outstanding during the year was from Carlos Shipping Limited to the Company at January 1, 1994, in the amount of $580,307, and the net amount outstanding at January 28, 1995, was from Carlos Shipping Limited to the Company in the amount of $49,835. Interest was charged on such indebtedness related to the management services at the prime lending rate.

    During the Company's fiscal year ended December 31, 1994, Seaboard Flour Corporation was indebted to the Company in varying amounts on advances bearing interest at the prime lending rate. The largest amount outstanding from Seaboard Flour Corporation to the Company during the year was $4,980,841 at December 3, 1994, and the amount outstanding at January 28, 1995, was $2,641,712. Such borrowings were primarily used for working capital purposes.



             INTEREST OF MANAGEMENT AND  OTHERS IN CERTAIN TRANSACTIONS


    During fiscal year ended December 31, 1994, the Company was indebted to Helen Adamsen, mother of David Adamsen, Director of the Company, in the amount of $249,265 for a demand note bearing interest at the prime lending rate which represented the amount due to her deceased husband for consulting services provided to the Company. On February 28, 1995, the Company paid Ms. Adamsen $252,714 which represented the then outstanding balance and accrued interest on the note.



               DIRECTOR AND PRINCIPAL STOCKHOLDER LITIGATION


    In April 1990, a derivative action was commenced in Delaware Chancery Court by a minority stockholder of the Company against the Company, Seaboard Flour Corporation, and the three then Directors of the Company, including Mr.
H. Bresky, alleging breaches of fiduciary duty by the Directors of the Company in connection with three transactions with Seaboard Flour Corporation, and seeking monetary damages and other relief. This action was settled and dismissed during fiscal year 1994. Under the settlement, the Company received $10,800,000 from Seaboard Flour Corporation and the Directors of which $2,026,000 was paid to the plaintiff's counsel.


                                       9



              ITEM 2:  SELECTION OF INDEPENDENT AUDITORS


    The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG Peat Marwick LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG Peat Marwick LLP as independent auditors of the Company even if not approved by the stock-holders.

    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.



                                OTHER MATTERS


    The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.

    Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.



                           STOCKHOLDER PROPOSALS


    Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 30, 1995, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.


                     ADDITIONAL FINANCIAL INFORMATION


    Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202.




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